CONSENT OF MNP LLP

The undersigned hereby consents to the inclusion or incorporation by reference into the Registration Statement on Form F-10 (the “Form F-10”) of Integra Resources Corp. (the “Company”) being filed with the United States Securities and Exchange Commission, and any amendments thereto, of its report, dated April 15, 2020, on the consolidated statements of financial position as at December 31, 2019 and December 31, 2018, and the consolidated statements of operations and comprehensive loss, changes in equity and cash flows for the years then ended, and the undersigned further consents to reference of the undersigned’s name in the Form F-10 and the Annual Information Form of the Company for the fiscal year ended December 31, 2019 included in or incorporated by reference into the Form F-10.

Jenny Lee, CPA, CA

Assurance Partner

Date: August 21, 2020